SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                                PFS Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69335R101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 13, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed

         [  ]     Rule 13d-1(b)
         [x]      Rule 13d-1(c)
         [  ]     Rule 13d-1(d)

         The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         1)     Names of Reporting Persons.....................Kenneth R. Lehman
                I.R.S. Identification Nos. of Above Persons.......Not Applicable

--------------------------------------------------------------------------------

         2) Check the appropriate box if a Member of a Group (See instructions)
                (a)     [ ]
                (b)     [ ]

--------------------------------------------------------------------------------

         3)     SEC use only....................................................

--------------------------------------------------------------------------------

         4)     Citizenship..................................................USA

--------------------------------------------------------------------------------

Number of         (5)      Sole Voting Power...................................0
Shares
Beneficially      --------------------------------------------------------------
Owned by          (6)      Shared Voting Power............................91,211
Each Reporting
Person            --------------------------------------------------------------
With              (7)      Sole Dispositive Power..............................0

                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power.......................91,211

--------------------------------------------------------------------------------

         9)     Aggregate Amount Beneficially Owned by Each
                Reporting Person..........................................91,211

--------------------------------------------------------------------------------

         10)    Check if the Aggregate Amount in Row (9) Excludes
                Certain Shares....................................Not applicable

--------------------------------------------------------------------------------

         11)    Percent of Class Represented by Amount in Row 9.............6.2%

--------------------------------------------------------------------------------

         12)    Type of Reporting Person (See Instructions)...................IN

--------------------------------------------------------------------------------

CUSIP No.  69335R101                                           Page 2 of 3 Pages



         1)     Names of Reporting Persons...............Joan Abercrombie Lehman
                I.R.S. Identification Nos. of Above Persons.......Not Applicable
--------------------------------------------------------------------------------

         2) Check the appropriate box if a Member of a Group (See instructions)
                (a)     [ ]
                (b)     [ ]

--------------------------------------------------------------------------------

         3)     SEC use only....................................................

--------------------------------------------------------------------------------

         4)     Citizenship..................................................USA

--------------------------------------------------------------------------------

Number of         (5)      Sole Voting Power...................................0
Shares
Beneficially      --------------------------------------------------------------
Owned by          (6)      Shared Voting Power............................91,211
Each Reporting
Person            --------------------------------------------------------------
With              (7)      Sole Dispositive Power..............................0

                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power.......................91,211

--------------------------------------------------------------------------------

         9)     Aggregate Amount Beneficially Owned by Each
                Reporting Person..........................................91,211

--------------------------------------------------------------------------------

         10)    Check if the Aggregate Amount in Row (9) Excludes
                Certain Shares....................................Not applicable

--------------------------------------------------------------------------------

         11)    Percent of Class Represented by Amount in Row 9.............6.2%

--------------------------------------------------------------------------------

         12)    Type of Reporting Person (See Instructions)...................IN

--------------------------------------------------------------------------------

CUSIP No.  69335R101                                           Page 3 of 3 Pages

Item 1(a)     Name of Issuer:   PFS Bancorp, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:
                 Second & Bridgeway Streets, Aurora, Indiana  47001

Item 2(a) Name of Person Filing: This Schedule 13G is jointly filed by Kenneth R. Lehman and Joan Abercrombie Lehman (the "Filing Persons"), spouses, who jointly own all securities to which this
              Schedule 13G relates.

Item 2(b)     Address of Principal Business Office or, if none, Residence:
                 1408 N. Abingdon Street, Arlington, VA  22207

Item 2(c)     Citizenship:  USA

Item 2(d)     Title of Class of Securities:  Common Stock

Item 2(e)     CUSIP Number:   69335R101

Item 3:       Not applicable

Item 4:       Ownership

       (a) Amount beneficially owned......................................91,211
       (b) Percent of class.................................................6.2%
       (c) Number of shares as to which the person has:
           (i)   Sole power to vote or to direct the vote......................0
           (ii)  Shared power to vote or to direct the vote...............91,211
           (iii) Sole power to dispose or to direct the disposition of ........0
           (iv)  Shared power to dispose or to direct the disposition of..91,211

Item 5:       Ownership of Five Percent or Less of a Class.  Not applicable.

Item 6:       Ownership of More than Five Percent on Behalf of Another Person.
                 Not applicable.

Item 7: Identification and Classification of the Subsidiary that Acquired Securities Being Reported On.
                 Not applicable.

Item 8:       Identification and Classification of Members of the Group.
                 Not applicable.

Item 9:       Notice of Dissolution of Group.  Not applicable.

Item 10:      Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 13, 2005

/s/ Kenneth R. Lehman
-----------------------------------
Kenneth R. Lehman

/s/ Joan Abercrombie Lehman
-----------------------------------
Joan Abercrombie Lehman